EXHIBIT 99.2

Script for New World Q3 2005 Conference Call – 11/3/05

[Paul Murphy] Good Morning and welcome to New World Restaurant Group’s third quarter 2005 conference call.  I am Paul Murphy, Chief Executive Officer of New World. Joining me today is Rick Dutkiewicz, our Chief Financial Officer. Before I begin, I would like Rick to read a brief Statement regarding forward-looking statements.

[Rick Dutkiewicz] Certain statements during this conference call constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the private securities litigation reform act of 1995. The words “forecast,” “estimate,” “plan,” “anticipate” “project,” “intend,” “expect,” “should,” “would,” “believe,” and similar expressions and all statements that are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by forward-looking statements.  Please refer to our press release issued yesterday and the Risk Factors in Form 10-Q that will be filed next week for more details. In addition, we will not be providing guidance as to future results or trends.

[Paul Murphy] Thank you Rick. I am very pleased with the continued improvement in operating results that we have experienced in the third quarter. With a healthy 5.9% gain in comparable store sales, we experienced the fourth consecutive quarter of year-over-year improvement in this measurement, and for the second straight quarter we generated a positive increase in transactions in our company-owned restaurants.

The continued positive trend in same-store sales is largely a result of improvements in restaurant operations, customer service, and a focus on suggestive selling, all measured through our secret shopper program.  Together with improvements in overall store appearance and the support of advertising campaigns in the second and third quarters, these efforts resulted in an upward trend in customer traffic.   We are experiencing a positive customer response to our programs to enhance the experience in our company-owned restaurants, attracting new customers and increased visits in both the breakfast and lunch dayparts.

While growing restaurant sales is critical to our company’s current and future success, both Rick and I also are focused on building cash flow.

Positive cash flow is providing the money to invest in new restaurants, to upgrade our existing locations, and meet the interest payments on New World’s debt. During the past nine months we significantly invested in property and equipment, paid $21 million in interest payments and generated cash from operations of $2.8 million. Rick will detail our improvements in cash flow during his comments.

For the 3rd quarter we increased total revenues by 4%, largely due to a 3.7% increase in retail sales.  We doubled our expenditures for marketing and advertising in the quarter to support our “Taste of the Tropics” summer promotion, as well as production costs and initial media for the launch of the new “Anything but Routine” breakfast campaign.  These increased expenditures led to a decline in our retail gross margins of approximately $400,000.

As we stated last quarter, we are moving ahead with our plan to exit the Chesapeake business within a year. At the same time we are continuing activities designed to strengthen and revitalize the Manhattan Bagel brand, which continues to generate positive comparable store sales, and represents the majority of our franchise operations. We have exited certain markets this year, and are focusing on core markets, primarily in the Northeast, and high performing franchisees that will enable us to build stronger brand awareness, a consistent level of performance and increased customer loyalty.

Before I turn it over to Rick, I would like to comment that I am extremely proud of the company as a whole and its employees in particular.  The company and its employees together raised over $134,000 in the 3rd Quarter to assist the American Red Cross in its relief efforts for Hurricane Katrina.  We also launched a campaign to raise at least $100,000 to benefit the Susan G. Komen Breast Cancer Foundation, in its mission to eradicate breast cancer as a life threatening disease.

Now, I would like to ask Rick to report on our third quarter results.

(Rick Dutkiewicz) Thanks Paul. For the third quarter, ended September 27, 2005, total revenues increased 4.0% to $94.8 million, compared to $91.2 million in the third quarter of 2004. The $3.6 million gain in revenues resulted largely from an increase of approximately $3.2 million in retail sales, along with increases of $357,000 and $72,000 in manufacturing revenues and franchise and license related revenues, respectively.

For the nine months ended September 27, 2005, total revenues increased 3.1% or $8.7 million, to $285.2 million from $276.5 million in the comparable period of 2004. The increase reflected an $8.9 million improvement in retail sales and an $86,000 increase in franchise and license related revenues, partially offset by a $365,000 decrease in manufacturing revenues.

Retail revenues for the quarter reflected a comparable store sales increase of 5.9%, which included a 5.5% increase in the average check and a 0.4% increase in transactions. As Paul had noted earlier, this was the second consecutive quarter in which we have reported a positive gain in transactions, and reflects the fifth consecutive quarter of improvement in the transaction trend.

Our gross profit declined by 2.5% in the third quarter of 2005, to $15.9 million, which represented 16.7% of total revenue, as compared to $16.3 million, or 17.8%  of total revenue in the third quarter of 2004. As Paul mentioned earlier, the decline in gross profit margin resulted primarily from an incremental $1.5 million of advertising spending in the third quarter, coupled with increased costs for utilities and repairs and maintenance which aggregated approximately $600,000.

General and administrative expenses increased 5.0% to $8.9 million, or 9.4% of revenues, compared to $8.4 million, or 9.3% of revenues, a year earlier. Approximately $300,000 of the increase in G&A expenses was due to higher bonuses, payable to corporate staff and management in connection with improved operating performance.

Depreciation and amortization expense, which is included in income from operations, decreased 17.2% to $5.8 million from $7.0 million in the year earlier quarter. The decrease is primarily attributable to a portion of New World’s asset base becoming fully depreciated, as well as a correction of an overstatement in depreciation expense from the previous two quarters of approximately $600,000.

Income from operations for the third quarter was $885,000 compared to income of $526,000 in the 2004 quarter.  In addition to the items already discussed, operating results for the 2005 quarter reflected impairment charges of approximately $200,000 associated with the disposal of assets and related costs, as well as a $100,000 loss on the sale, or abandonment of assets.

Adjusted EBITDA declined 16.1% to $7.1 million, or 7.5% of revenues, compared to $8.5 million, or 9.3% of revenues in the third quarter of 2004. For the year to date, adjusted EBITDA increased 4.4% to $26.7 million, or 9.4% of revenues, compared with $25.5 million or 9.2% of revenues, for the first nine months of 2004.

Adjusted EBITDA is a typical non-GAAP measurement for companies that issue debt and a measure used by our lenders. Adjusted EBITDA, as defined in the Indenture Agreement relating to the $160 Million Notes and the revolving credit facility with AmSouth Bank represents earnings before interest, taxes, depreciation and amortization, and is further adjusted by various items including: (1) integration and reorganization charges and credits, (2) cumulative change in fair value of derivatives, (3) gain or loss on the investment, sale, disposal or exchange of assets, (4) impairment and other related charges and (5) other income. Adjusted EBITDA may also be further adjusted by certain legal, financing and advisory fees, acquisition and integration expenses, and other charges. The loan agreements require that Adjusted EBITDA be measured on a twelve month period ending on the last day of each fiscal quarter and be greater than $33 million. We present Adjusted EBITDA because it relates to a covenant contained in each of our loan agreements which are material to us and our financial condition and liquidity.   As of September 27, 2005, we were in compliance with the Adjusted EBITDA covenant and do not anticipate that the covenant will impact our ability to borrow under the AmSouth revolving credit facility.

Data regarding Adjusted EBITDA is provided as additional information to help our bondholders understand compliance with the Adjusted EBITDA covenant. We also believe Adjusted EBITDA is useful to our bondholders as an indicator of earnings available to service debt.  Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income (loss) from operations, an indicator of cash flow from operations or a measure of liquidity. Because not all companies calculate Adjusted EBITDA identically, this presentation may not be comparable to similarly titled measures of other companies. We believe Adjusted EBITDA is a more meaningful indicator of earnings available to service debt when certain charges (such as the gain or loss from the disposal of assets, impairment of assets and cumulative change in the fair value of derivatives) are excluded from income (loss) from continuing operations. Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest expense, income taxes, debt service payments and cash costs arising from integration and reorganization activities.

Our net loss for the third quarter was $4.8 million, or $0.49 per basic and diluted share, compared to a net loss of $5.0 million, or $0.50 per share, for the year earlier quarter. The net loss for the first nine months of 2005 was $13.3 million, or $1.35 per basic and diluted share, compared to a net loss of $15.3 million, or $1.56 per share, in the year earlier period.

During the first nine months ended September 27, 2005, we generated cash from operations of $2.8 million, compared to consuming $418,000 of cash in operations a year earlier. At the end of the nine months, we had $6.8 million in cash and equivalents, compared to $1.9 million a year ago. We invested approximately $5.8 million in property and equipment for company-owned restaurants during the first nine months of the year, and made $20.8 million in payments on our notes. Interest payments on the $160 million notes are due in the first and third quarters.

We have continually recognized and stressed that generating cash from operations and reinvesting in our restaurants is the key to moving forward and achieving our long term goals. Looking at the results for the past nine months, we believe we have stayed the course.

(Paul) Thank you Rick. Earlier this year, we explored the possibility of refinancing our $160 Million Notes.  In the second quarter, market conditions deteriorated, leading to a temporary suspension of these efforts. Recently, it appears that market conditions have improved. In light of the improved situation, we once again are considering a potential refinancing transaction. We believe that refinancing our debt at more favorable interest rates could reduce our interest expenditures, increase our letter of credit capacity and provide additional flexibility for future store growth.

Meanwhile, we remain heartened by the performance of the New World team through the first nine months of 2005. A little over a year ago we formulated a set of goals and strategies to enhance the performance of the New World-owned brands and franchised operations. The upward trend in same-store sales in both our company-owned restaurants and Manhattan Bagel franchised stores indicate that our strategies are generating positive results.

We are determined to continue the improvement of store operations and to increase our restaurant sales.  Our financial focus is still on the long term, sustainable growth in free cash flow.  Increasing our operating profit and efficiently managing working capital and capital expenditures are keys to driving free cash flow.  Increasing free cash flow affords us the opportunity to grow our company.

We still have work to do, but I am steadily encouraged that we will succeed.

Thank you for joining us today. We will now open the phone lines for questions.

The following questions were presented regarding various topics:

•                  Einstein Brothers Café – At the end of third quarter, there were eight Einstein Bros. Café. There were no conversions of our existing Einstein Bros. Bagel restaurants to the Einstein Bros. Café concept during the third quarter nor were there any new builds of the Einstein Bros. Café.

•                  Chesapeake Bagel Bakery – We do not provide specific guidance regarding the performance of our individual franchised brands; generally royalties range from 2.5 to 7.0 percent and our franchised Chesapeake units average 5 percent.

•                  Refinancing plans – The high yield market appears to be receptive to new deals again this year. We want to look at completing a transaction that provides some meaningful cash flow relief from our interest expense.

•                  Marketing expenses – The incremental marketing costs had an impact on the improvement in quarter over quarter transactions. The costs were associated with our third quarter Taste of the Tropics campaign and our Anything but Routine campaign. The effect of our Anything but Routine campaign should come to fruition in fourth quarter. Approximately 1/3 of the $1.5 million increase relates to preproduction costs associated with radio and billboard advertising.